BIORESTORATIVE THERAPIES SIGNS LICENSE AGREEMENT WITH UNIVERSITY OF
UTAH TO OBTAIN ADIPOSE (FAT) TISSUE FOR ITS THERMOSTEM PROGRAM TO
TREAT OBESITY AND METABOLIC DISORDERS

JUPITER, FL, August 25, 2011 – BioRestorative Therapies, Inc. (OTCQB: SCLZ) (“BRT”) today announced that it has entered into a Tangible Property License Agreement with the University of Utah.  The two year license agreement enables BioRestorative Therapies to obtain adipose (fat) tissue that will be used for research purposes to develop and commercialize its ThermoStem Program, which is an adult derived stem cell-based program to treat metabolic and obesity related disorders, using the thermogenic or heat producing properties of brown fat.

The agreement marks the beginning of a strategic collaboration between BRT and the University of Utah, an institution recognized as a leader in translational stem cell-based therapies.  This relationship offers BRT an opportunity to procure adipose tissues from donors (tissue and cells that are usually difficult to obtain) to be used for BRT’s cellular research and characterization studies.

Dr. Amit Patel, Director of Clinical Regenerative Medicine and Tissue Engineering at the University of Utah and a member of the BRT Scientific Advisory Board, said, “Obesity is now the leading cause of preventable death and BRT’s ThermoStem Program is a novel cell-based approach to treat this disorder.”

Mark Weinreb, Chairman and CEO of BioRestorative Therapies, said, “We have been developing our ThermoStem Program to treat metabolic and obesity related disorders and the signing of this agreement with the University of Utah brings us closer to realizing clinical applications.”

About BioRestorative Therapies, Inc.

BioRestorative Therapies, Inc.’s goal is to become a medical center of excellence using cell and tissue protocols, primarily involving a patient’s own (autologous) adult stem cells (non-embryonic), allowing patients to undergo cellular-based treatments. In June 2011, the Company launched a platform technology that involves the use of a brown fat cell-based therapeutic/aesthetic program, known as the ThermoStem Program.  The ThermoStem Program will focus on treatments for obesity, weight loss, diabetes, hypertension, other metabolic disorders and cardiac deficiencies and will involve the study of stem cells, several genes, proteins and/or mechanisms that are related to these diseases and disorders. As more and more cellular therapies become standard of care, the Company believes its strength will be its focus on the unity of medical and scientific explanations for clinical procedures and outcomes for future personal medical applications.  The Company also plans to offer and sell facial creams and products under the Stem Pearls™ brand.

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This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including those set forth in the Company’s Form 10, as amended, filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the Company undertakes no obligation to update such statements.

CONTACT:
Mark Weinreb
CEO
Tel: (561) 904-6070
Fax: (561) 429-5684